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                                                                   EXHIBIT 10.13

                            GABLES RESIDENTIAL TRUST

                             As of January 31, 2000

Mr. Marcus E. Bromley
6 Paces West Terrace
Atlanta, GA 30327




Dear Marc:

     In light of various changes in the senior executive management of Gables Residential Trust (the "Company") as detailed in the Company's press release dated December 16, 1999, the Company accepts your resignation effective January 1, 2000 (the "Effective Date") from the office of Executive Chairman. The Board of Trustees has approved a separation package described below to be provided to you by the Company. In return for your agreements contained herein, including your release of certain claims as described below and subject to your performance of your obligations under this agreement, the Company agrees, upon your execution of this letter, to the following:

1) The Company will pay your base salary at your current rate ($225,000 per year), less applicable withholding and payroll taxes, through the Effective Date. On account of your performance during fiscal year 1999, the Compensation Committee of the Board of Trustees of the Company resolved on January 17, 2000 to award you a cash bonus of One Hundred Sixty Eight Thousand, Nine Hundred Fifty-eight Dollars ($168,958) and a restricted share award of 9,810 common shares of the Company. Such bonus and share award will be paid to you in accordance with the Company's practice for its senior executive officers.

2) The Company will pay you Six Hundred Fifteen Thousand, Nine Hundred Nine Dollars ($615,909) in one lump sum, subject to such tax-related deductions and withholdings as the Company determines to be legally required, which amount represents the sum of (i) your base salary at your current rate ($225,000 per year) through December 31, 2000, (ii) an amount equal to your 1999 cash bonus ($168,958), and (iii) an amount equal to Two Hundred Twenty-one Thousand, Nine Hundred Fifty-one Dollars ($221,951) representing the fair market value of your 1999 performance share award (9,810 shares) based on the closing price of the Company's common shares as reported on the NYSE on January 18, 2000 ($22.625 per share). The foregoing amount represents severance compensation payable to you pursuant to your employment agreement with the Company dated January 1, 1999. Such payment will be made to you by the Company on or about February 15, 2000.

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3)       The Company agrees to pay to you, as additional severance on account of your role as one of the founders of the Company, an aggregate amount of Three Hundred Thousand Dollars ($300,000). Such payment will be made to you by the Company in cash on or about February 15, 2000.

4) The Company will not make any additional contributions to your 401(k) plan.

5) If it has not previously done so, the Company shall provide you with notice of your rights to continue health insurance benefits after the Effective Date at your own cost pursuant to the law known as "COBRA." Notwithstanding the terms of the COBRA notice, the Company shall pay the premium cost of COBRA coverage for you and your dependents for the period following the Effective Date through June 30, 2001 (or until your eligibility for COBRA ceases, if earlier). Pursuant to applicable benefit plan terms and benefit practices, your eligibility to participate in the Company's other employee benefit plans and programs ceased, effective on the Effective Date. Your rights to benefits, if any, are governed by the terms of those benefit plans and programs. Subsequent to June 30, 2001, to the extent that you are eligible to continue to participate in the Company's group health plan pursuant to COBRA, all COBRA premiums, to the extent you choose to participate, will be your financial responsibility.

6) All stock options issued to you will become vested as of the Effective Date. You will have until the later of December 31, 2002 or the date upon which you are no longer a member of the Board of Trustees of the Company to exercise the following stock options:

         (i) 33,668 options dated January 26, 1994 at the exercise price of $22.50.
         (ii) 20,000 options dated May 16, 1995 at the exercise price of $20.375.
         (iii) 200,000 options dated October 10, 1998 at the exercise price of $26.75.

7) All restricted share awards granted to you as of the Effective Date, totaling 7,662 (excluding the 9,810 shares granted to you with respect to 1999 effective January 17, 2000), will be deemed fully vested as of the Effective Date. With respect to the 9,810 restricted shares awarded to you with respect to 1999, effective January 17, 2000, the 7,358 shares that would otherwise have vested over the next three years will be deemed fully vested as of the date of grant, with the remaining 2,452 being fully vested as of the date of grant under the terms of the award itself.

8) The Company agrees to release you from the terms of the non-competition provisions set forth in Section 9 of the Employment Agreement you entered into with the Company on January 1, 1999. However, the release of the non-competition provision in no way releases you from your confidentiality obligations as set forth below.

9) You have agreed to maintain an office at the Company's Atlanta location until December 31, 2000, if requested by the Company, and consistent with your other business commitments, to make yourself available for meetings with management and other personnel of the Company at the Company's Atlanta offices.

10) You will remain as a Class I (term expires in 2001) member of the Board of Trustees of the Company after the Effective Date.

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11)      Insofar as you elected to participate in the deferred compensation plan established by the Company during 1999, your deferred compensation ($54,367.75, consisting of 50% of your base salary between July 30, 1999 and December 31, 1999) will be paid to you with interest over a 5-year period after the Effective date in accordance with the terms of the plan.

12) The Company agrees that, should you be sued in your capacity as a member of the Company's Board of Trustees, you will be entitled to coverage under the Board of Directors' errors and omissions insurance to the extent applicable, and the Company agrees to indemnify you to the same extent as all other members of the Board of Trustees. The indemnification agreement dated January 26, 1994 between you and the Company shall continue to be in effect and, notwithstanding any other terms within this agreement, you shall be entitled to all rights and remedies as stipulated in such indemnification agreement.

         In consideration of the Company's agreement to provide you with the benefits set forth in provisions 1) through 12) above, which you acknowledge to be good and valid consideration, you voluntarily and knowingly agree as follows:

         a) You agree to cooperate with the Company in the transitioning of your duties and responsibilities.

         b) You further agree to cooperate with the Company subsequent to the Effective Date with respect to any ongoing projects that remain uncompleted at the time of your departure. You further agree to cooperate with, assist, and provide testimony at the request of the Company or its attorneys in any currently pending or future litigation involving the Company.

         c) For all times hereafter, you agree to protect and preserve the confidentiality of and safeguard the Company's proprietary and/or confidential information and to not use, directly or indirectly, for your benefit or for the benefit of another, or disclose to another, any of the Company's proprietary and/or confidential information unless disclosures that are deemed confidential to the Company are required by or pursuant to a court order or the demands of a public agency. Confidential information will include, without limitation, information concerning the Company's financial affairs, strategic plans and objectives, business plans, proprietary statistics, reports, pricing information, customer data and contracts, except to the extent that the information is available to the public.

         d) Prior to the Effective Date, you agree to deliver to the Company all documents embodying any of the Company's proprietary and/or confidential information.

         e) Prior to the Effective Date, you agree to deliver to the Company all property owned by the Company and in your possession.

         f) You agree to abide by the non-solicitation provisions of Section 10 of the Employment Agreement you entered into with the Company on January 1, 1999.

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     As further consideration for the Company's obligations set forth herein, you voluntarily and knowingly, irrevocably and unconditionally, fully and completely and forever release the Company and its current or former trustees, officers, shareholders, employees, agents and attorneys, and all successors, assigns and affiliates of the foregoing or persons acting on behalf or through the foregoing (any and all of whom are hereinafter referred to as "Gables"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses, including attorney's fees and costs actually incurred, of any nature whatsoever, known or unknown (collectively, "Claims"), that you now have, own or hold or claim to have, own, or hold, or that you at any time had, owned, or held or claimed to have had, owned, or held against Gables. This general release of Claims includes, without implication of limitation, the complete release of all Claims of breach of express or implied contract; all Claims of wrongful termination of employment, whether in contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under state or federal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e ET SEQ., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C.Section 621 ET SEQ., as amended; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance pay, vacation pay, back or front pay or other forms of compensation (other than payments and benefits expressly promised in this agreement); all Claims for attorney's fees and costs; and all Claims arising from any and all acts or failures to act in contravention of the Constitution, statutes or regulations of the United States or the constitution or regulations of any state or local government, including, but not limited to, state or federal securities laws, claims of fraud, breach of fiduciary duty, deceptive trade practices and similar statutes in any state, or the Federal Racketeer Influenced and Corrupt Organizations Act. This general release of Claims shall not be construed to include a release of Claims that arise from the Company's obligations under this agreement.

     Likewise, the Company agrees to release you from any and all claims, actions, demands and causes of action of whatever kind or character, whether now known or unknown, that it may have or claim to have against you that are in any way connected with your employment with the Company.

     In addition, you covenant and agree to keep the terms, conditions and circumstances of your resignation from the Company, including this letter, confidential and to not aid, abet, assist or render assistance in any form to any person or entity pursuing, or that may in the future pursue, any claim against the Company or its trustees, officers, shareholders, employees, agents, attorneys or affiliates of any nature unless required to do so by law.

     This letter is intended by you and the Company to be a legally valid and binding agreement, to be construed in accordance with the laws of the State of Georgia, You and the Company agree that this letter is not to be construed as an admission of liability to you whatsoever. You and we agree that any legal proceedings instituted hereunder shall be conducted and litigated in the State of Georgia and the parties hereto consent to the jurisdiction and venue in the courts of the State of Georgia. Nothing herein shall in any way limit or abridge the Company's right to seek injunctive or similar equitable relief for the enforcement of its right hereunder.

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     In the event of any dispute, this agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. In the event that any provision or portion of a provision of this agreement shall be determined to be unenforceable, the remainder of this agreement shall be enforced to the fullest extent possible, as if such provision or portion of a provision were not included. This agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

     This agreement sets forth the entire agreement between you and the Company and its trustees, officers, employees, agents, attorney and representatives relating to the separation of your employment from the Company, and fully supersedes any and all prior agreements or understandings between the parties hereto, including the January 1, 1999 Employment Agreement executed by you and the Company, pertaining to the subject matter hereof.

Very truly yours,


GABLES RESIDENTIAL TRUST



By:  /s/CHRIS D. WHEELER
   --------------------------------------
     Chris D. Wheeler
     Chairman and Chief Executive Officer

     The law requires that you be advised and you are hereby advised to consult with an attorney prior to executing this agreement and release. If you accept the terms of this agreement and release, it must be signed by you and returned to Joni Bastuba on or before twenty-one (21) days from your receipt of this agreement and release. After the execution of this agreement and release, you have a period of seven (7) days in which you may revoke this agreement and release. Notification of revocation should be in writing and returned to Joni Bastuba. The effective date of this agreement and release is eight (8) days after you execute this agreement and release.

     I have read and understood the foregoing agreement and release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, agree to its terms, acknowledge receipt of a copy of same, and the sufficiency of payments recited therein, and sign this agreement and release voluntarily.

Date:    February 1, 2000

/s/ MARCUS E. BROMLEY
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Marcus E. Bromley